UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Electronics For Imaging, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following e-mail correspondence was sent by Electronics For Imaging, Inc. (the “Company”) to its employees on June 16, 2009. This Schedule, including the e-mail correspondence contained herein, does not constitute an offer to holders of the Company’s eligible outstanding stock options to exchange those options. The proposed one-time fair value stock option exchange program for employees other than its named executive officers (the “Employee Stock Option Exchange Program”) will only be commenced, if at all, if stockholders approve the Employee Stock Option Exchange Program and the Company’s 2009 Equity Incentive Award Plan proposed in the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of the Company to be held on June 19, 2009 filed with the Securities and Exchange Commission on May 20, 2009.

E-mail correspondence sent by the Company to its Employees on June 16, 2009:

Team,

You should have received by now proxy materials for our 2009 annual meeting of stockholders.

While each one of the six proposals is important to EFI’s business, three proposals directly impact you as EFI employees. The EFI Board of Directors has recommended a vote “FOR” each of the six proposals, and I encourage you to follow the Board’s recommendation.

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Proposal Two: Approval of Employee Stock Purchase Plan (“ESPP”) Increase. The purpose of this proposal is to continue to offer to eligible employees the opportunity to purchase common stock of the Company at a 15% discount.

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Proposal Three: Approval of the 2009 Equity Incentive Award Plan (“2009 Plan”). Approval of this proposal will reserve 5,000,000 shares of the Company’s common stock. As we have a limited amount of shares remaining in our current plan this proposal will enable us to continue to issue new equity grants to attract, motivate and retain employees.

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Proposal Four: Approval of a one-time fair value stock option exchange program for employees other than our named executive officers. We believe that many of EFI’s employees view their existing “underwater” options as having little or no value. If the proposal is approved and implemented, this exchange program would permit eligible employees to exchange certain outstanding “underwater” stock options for a lesser number of stock options with a new exercise price or restricted stock units (RSUs) to be granted under the 2009 Plan or, in certain limited cases, for a cash payment. Without the approval of this proposal and Proposal Three none of the “underwater” stock options will be exchanged.

Each of these proposals, as well as our other proposals, is set forth in the proxy statement, which you should review. The proxy statement and our 2008 annual report to stockholders are available at http://www.efi.com/irProxy.

The date of our annual meeting is next Friday, June 19. If you have already voted your shares, thank you. If you have not yet voted, please review the proxy materials and vote, no matter how many shares you own. Your votes must be submitted and received by no later than Thursday, June 18 at 11:59 PM EDT (8:59 PM PDT), or voted in person at the meeting. Your vote is VERY important.

With this vote being so very important to us, we have also engaged a proxy solicitation firm, MacKenzie Partners Inc. Their job is to contact stockholders to solicit votes on our proposals. If you do receive a call from a MacKenzie Partners representative, you can be assured they are working on behalf of EFI and its Board of Directors.

Thank you for your support of EFI and the proposals described in the proxy materials.

John

Please vote your shares now so that your vote can be counted without delay.

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If your shares are held through E*Trade, you may submit your vote via Internet at www.proxyvote.com or by telephone at the number indicated in your alert email from E*Trade (or 1-800-454-8683). You will need a “control number” in order to vote. If you either have not received proxy materials or no longer have proxy materials, or don’t have your control number, please contact E*Trade at 1-800-387-2331 (International 1-916-636-2510) as soon as possible to request proxy materials, your control number and instructions on how to vote.

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If you either have not received proxy materials or no longer have proxy materials, and your shares are held through a brokerage account other than E*Trade, please call your broker as soon as possible to request proxy materials and instructions on how to vote.

•	Please be sure to vote each proxy card you receive. You may have received more than one set of proxy materials, including proxy card and/or voting instructions depending on where your shares are held.

•	If you are having difficulty obtaining proxy materials, or need assistance, please send an email to efistockadm@efi.com.

The option exchange described in this email has not yet commenced. EFI will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

EFI stockholders and option holders will be able to obtain the written materials described above and other documents filed by EFI with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by EFI with the SEC by directing a written request to: Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Investor Relations.